Form 3 — Joint Filer Information
Exhibit 99-6

Name:	General American Life Insurance Company (vi)
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Thomas J. Pasuit
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson MLP Investment Company (“KYN”)
Date of Event Requiring Statement:	June 13, 2013

Signature: /s/Thomas J. Pasuit
Thomas J. Pasuit, Assistant General Counsel
(vi) General American Life Insurance Company as direct owner/purchaser of $400,000 3.67% Series GG Senior Unsecured Note Due April 16, 2025 by Metropolitan Life Insurance Company, the indirect owner and investment manager.